Exhibit 10.6

AMENDMENT

TO THE

VASCO DATA SECURITY INTERNATIONAL, INC.

1997 STOCK COMPENSATION PLAN

WHEREAS, Vasco Data Security (the “Company”) sponsors the Vasco Data Security International, Inc. 1997 Stock Compensation Plan, as amended and restated (the “Plan”);

WHEREAS, Section 11(e) of the Plan grants to the Company’s Board of Directors (the “Board”) the authority to amendment the Plan at any time;

WHEREAS, the Board desires to amend the Plan to comply with the applicable provisions of Section 409A of the Internal Revenue Code of 1986, as amended (“Code Section 409A”);

THEREFORE, effective December 19, 2008, the Board hereby amends the Plan, as follows:

1.	Section 2(m) is revised by adding the following sentence at the end:

For purposes of determining the Fair Market Value of an Award at the date of grant, Fair Market Value must be determined in a manner described in Treasury Regulation § 1.409A-1(b)(5)(iv).

2.	Section 6(e)(i) is revised by adding the following sentence between the existing first and second sentences:

For purposes of complying with Code Section 409A and the related transition guidance, for Awards of Deferred Stock granted before December 31, 2008, the deferral period must be either specified in the Award or elected by the Participant no later than December 31, 2008, and such deferral period may be modified only in a manner permitted by Code Section 409A.

3.	Section 6(e)(iii) is revised to read:

(iii) Dividend Equivalents. The Committee has the discretion to grant on the specified number of shares of Stock covered by an Award of Deferred Stock. At the time of grant, the Committee shall determine whether such Dividend Equivalents will be (A) paid with respect to such Deferred Stock at the dividend payment date in cash or in shares of unrestricted Stock having a Fair Market Value equal to the amount of such dividends, or (B) deferred with respect to such Deferred Stock and the amount or value thereof automatically deemed invested in additional Deferred Stock, other Awards or other investment vehicles as the Committee shall determine. The Committee may permit a Participant to make elections related to a Dividend Equivalent, provided that any elections relating to the distribution or deferral of the Dividend Equivalent is made at the time the Committee Awards the Dividend Equivalent to the Participant and provided further that such elections will not result in constructive receipt of amounts otherwise intended to be deferred for tax purposes.

4.	Section 6(f) is revised by adding the following sentence at the end:

Any Stock or other Award granted as a bonus or in payment of obligations under this Plan or any other plan may be made only if such grant does not result in (A) for payment of an amount subject to Code Section 409A, an impermissible extension of a deferral period of such amount or (B) for payment of an amount exempt from Code Section 409A, causing such payment or prior Award to become subject to Code Section 409A.

5.	Section 6(g) is revised to read:

(g) Dividend Equivalents. The Committee is authorized to grant Awards of Dividend Equivalents to a Participant alone or in conjunction with other Awards (other than Options and SARs), on such terms and conditions as the Committee determines in accordance with Code Section 409A. Unless otherwise provided in the Award or in Section 6(e)(iii), Dividend Equivalents will be paid immediately when accrued and, in no event, later than March 15 of the calendar year following the calendar year in which such Dividend Equivalents accrue. Unless otherwise provided in the Award if the Participant terminates employment prior to the date such Dividend Equivalents accrue, the Participant’s right to such Dividend Equivalents will be immediately forfeited.

6.	Section 7(c) is revised to read:

(c) Form and Timing of Payment under Awards. Subject to the terms of the Plan and any applicable Award document, payments to be made by the Company or a subsidiary upon the exercise of an Option or other Award or settlement of an Award may be made in a lump sum payment in such forms as the Committee may determine, including, without limitation, cash, Stock, other Awards (provided, that such Award is included in the Participant’s taxable income at the time it is granted to settle such prior Award), or other property. For Awards that are not subject to Code Section 409A, the settlement of any Award may be accelerated, and cash paid in lieu of Stock in connection with such settlement, in the discretion of the Committee or upon the occurrence of one or more specified events (such as a Change in Control).

7.	Section 7(e) is deleted in its entirety.

8.	The first sentence of Section 8(b)(v) is revised to read:

Settlement of such Performance Awards shall be in cash, Stock other Awards (provided, that such Award is included in the Participant’s taxable income at the time it is granted to settle such prior Award) or other property, in the discretion of the Committee.

9.	Section 9 is revised by adding the following subsection (c):

(c) Notwithstanding Section 9(b) above, for any Award that is subject to Code Section 409A, the following definition of “Change in Control” as set forth in this Section 9(c) shall apply if the payment of such Award is made solely due to the Change in Control:

(i) An acquisition by any individual, entity or group, within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act, (a “Person”) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of more than 40% of either (1) the then outstanding shares of Common Stock of the Company (the “Outstanding Common Stock”) or (2) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Voting Securities”); excluding, however, the following: (A) any acquisition directly from the Company, other than an acquisition by virtue of the exercise, exchange or conversion of any Convertible Securities unless such securities were themselves acquired directly from the Company, (B) any acquisition by the Company; (C) any acquisition by T. Kendall Hunt or any of his affiliates, or (D) any acquisition by any Person pursuant to a transaction which complies with clauses (1) and (2) of the exception contained in the definition of “Company Transaction;” or

(ii) Within any period of 12 consecutive months, a change in the composition of the Board such that the individuals who, immediately prior to such period, constituted the Board (such Board shall be hereinafter referred to as the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, for purposes hereof, that any individual who becomes a member of the Board during such period, whose election, or nomination for election by the Company’s stockholders, was approved by a vote of at least a majority of those individuals who are members of the Board and who were also members of the Incumbent Board (or deemed to be such pursuant to this proviso) shall be considered as though such individual were a member of the Incumbent Board; but, provided further, that any such individual whose initial assumption of office occurs as a result of either an actual or threatened election contest (as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Exchange Act) or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board shall not be so considered as a member of the Incumbent Board; or

(iii) A Company Transaction; or

(iv) The approval by the stockholders of the Company of a complete liquidation or dissolution of the Company (other than to an entity pursuant to a transaction which would comply with clauses (1) and (2) of the exception contained in the definition of “Company Transaction”), assuming for this purpose that such transaction would be a Company Transaction.

For purposes of the definition of “Change of Control” and “Company Transaction”, a series of transactions undertaken with a common purpose shall be treated as a single transaction that begins at the consummation of the first transaction in the series and ends at the consummation of the last transaction in the series.

“Company Transaction” means the consummation of:

(i) a reorganization, merger or consolidation of the Company; or

(ii) the sale or other disposition of all or substantially all of the assets of the Company and its direct and indirect subsidiaries taken as a whole to a Person or Persons who are not “related persons” as defined in Treasury Regulation § 1.409A-3(i)(5)(vii)(B);

except in each case a transaction pursuant to which:

(1) all or substantially all of the individuals and entities who are the beneficial owners, respectively, of the Outstanding Common Stock and Outstanding Voting Securities immediately prior to such transaction will beneficially own, directly or indirectly, 50% or more of, respectively, the outstanding shares of common stock, and the combined voting power of the outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the entity resulting from such transaction (including, without limitation, an entity which as a result of such transaction owns the Company or all or substantially all of the Company’s assets, either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such transaction, of the Outstanding Common Stock and Outstanding Voting Securities, as the case may be; and

(2) individuals who were members of the Board immediately prior to the approval by the stockholders of the Company of such transaction will constitute at least a majority of the members of the board of directors of the entity resulting from such transaction.

For all purposes of the definition of Change in Control that applies to Awards subject to Code Section 409A, stock ownership is determined under Code Section 409A. This definition of Change in Control is intended to comply with Code Section 409A for purposes of payment of any Awards subject to Code Section 409A. Accordingly, any interpretation or determination of the Committee regarding the payment of such Awards in connection with a Change in Control will take into account any applicable guidance and regulations under Code Section 409A.

10.	Section 11 is revised by adding the following subsection (p):

(p) Code Section 409A. To the extent applicable and notwithstanding any other provision of this Plan, this Plan and Awards hereunder will be administered, operated and interpreted in accordance with Code Section 409A and Department of Treasury regulations and other interpretive guidance issued thereunder, including without limitation, any such regulations or other guidance; provided, however, in the event that the Committee determines that any amounts payable hereunder may be taxable to a Participant under Code Section 409A and related Department of Treasury guidance prior to the payment and/or delivery to such Participant of such amount, the Company may (i) adopt such amendments to the Plan and related Award, and appropriate policies and procedures, including amendments and policies with retroactive effect, that the Committee determines necessary or appropriate to preserve the intended tax treatment of the benefits provided by the Plan and Awards hereunder and/or (ii) take such other actions as the Committee determines necessary or appropriate to comply with or exempt the Plan and/or Awards from the requirements of Code Section 409A and related Department of Treasury guidance, including such Department of Treasury guidance and other interpretive materials. The Company and its subsidiaries make no guarantees to any person regarding the tax treatment of Awards or payments made under the Plan, and, notwithstanding the above provisions and any agreement or understanding to the contrary, if any Award, payments or other amounts due to a Participant (or his or her beneficiaries, as applicable) results in, or causes in any manner, the application of an accelerated or additional tax, fine or penalty under Code Section 409A or otherwise to be imposed, then the Participant (or his or her beneficiaries, as applicable) will be solely liable for the payment of, and the Company and its subsidiaries will have no obligation or liability to pay or reimburse (either directly or otherwise) the Participant (or his or her beneficiaries, as applicable) for, any such additional taxes, fines or penalties. In the case of any Award subject to Code Section 409A, the provisions relating to permitted times of settlement will apply to such Award.

11.	All other terms, conditions and provisions of the Plan not herein modified shall remain unchanged and in full force and effect.